UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 20, 2010

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) approved a three-year performance-based cash retention plan (the “Plan”) applicable to the Company’s executive officers and certain other key executives. The Plan was implemented to further ensure leadership continuity, and its objectives are to align the executive’s pay with the Company’s near-term and longer-term strategic initiatives. Awards under the Plan will be payable in cash based on the criteria set forth below, and will be equal to the executive’s short-term incentive target for the corresponding year of measurement for payments made at target.

The Plan will have annual measurement periods for each year of the Plan. The first measurement period is anticipated to end on December 31, 2011 and is expected to be measured based on the achievement of 2011 corporate or business unit strategic objectives related to the officer’s area of responsibility. For the first Plan year, payouts will be either 0%, 75% or 100% of target payout depending upon achievement of the strategic objectives. The following two measurement periods are anticipated to end on December 31, 2012 and 2013, and are expected to be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. For these Plan years, payments range from zero to 150% of target payout depending upon achievement of the applicable strategic growth plan.

The executive must be employed on the date of payment to receive the award under the Plan. In the event of a change in control prior to the end of the performance period, the Plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control, as determined by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2010	DEAN FOODS COMPANY

	By:	/S/ STEVEN J. KEMPS
Steven J. Kemps
Executive Vice President and General Counsel